Exhibit 12.1

M.D.C. HOLDINGS, INC.

RATIO OF (LOSS) EARNINGS TO FIXED CHARGES

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Year Ended December 31,
			2012	2011	2010	2009	2008
Earnings (Loss)	$52,154	$86,004	$95,914	$(62,329)	$(5,268)	$(28,481)	$(299,317)

Fixed Charges	$15,898	$30,810	$45,200	$65,439	$75,440	$67,954	$68,570
(Loss) Earnings to Fixed Charges	$3.28	$2.79	$2.12	$–	$–	$–	$–

Earnings (Loss):
Income (Loss) before income taxes	$38,012	$60,598	$61,115	$(107,472)	$(70,601)	$(107,335)	$(382,135)
Add: Fixed Charges	15,898	30,810	45,200	65,439	75,440	67,954	68,570
Less: Capitalized Interest	(14,436)	(27,958)	(41,507)	(41,448)	(33,919)	(19,810)	(39,852)
Add: Amortization of Previously Capitalized Interest	12,680	22,554	31,106	21,152	23,812	30,710	54,100

Total (Loss) Earnings	$52,154	$86,004	$95,914	$(62,329)	$(5,268)	$(28,481)	$(299,317)

Fixed Charges:
Homebuilding and corporate interest expense (1)	$909	$1,726	$808	$20,842	$38,157	$44,436	$24,027
Mortgage lending interest expense	72	165	607	442	466	451	329
Interest component of rent expense	481	961	2,278	2,707	2,898	3,257	4,362
Capitalized interest	14,436	27,958	41,507	41,448	33,919	19,810	39,852

Total Fixed Charges	$15,898	$30,810	$45,200	$65,439	$75,440	$67,954	$68,570

(1)	Includes the amortization and expensing of debt expenses that were not capitalized during period

In computing the ratio of earnings to fixed charges, fixed charges consist of homebuilding and corporate interest expense which includes the amortization and expensing of debt expenses that were not capitalized during period, mortgage lending interest expense, interest component of rent expense, and capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest during the period to (loss) earnings before income taxes. For the years ended December 31, 2011, 2010, 2009 and 2008, the Company generated losses which exceeded fixed charges of $127.8 million, $80.7 million, $96.4 million and $367.9 million, respectively.